Additional Shareholder Information (unaudited)

Results of a Special Meeting of Shareholders

On December 11, 2006, a Special Meeting of Shareholders was held to elect Board Members. The following table provides the number of votes cast for and authority withheld, as well as the number of abstentions as to the matter voted on at the Special Meeting of Shareholders.

Proposal 1: Election of Board Members +

                                   Authority                Broker
Nominees            Votes For      Withhold       Abstentions
Non-Votes
Paul R Ades              198,044,907.619     3,826,021.682
0.000                      0.000
Andrew L. Breech         198,150,052.267     3,720,877.034
0.000          0.000
Dwight B. Crane          198,038,410.122     3,832,519.179
0.000          0.000
Robert M. Frayn, Jr.          198,011,990.552     3,858,938.749
0.000          0.000
Frank G. Hubbard         198,067,246.697     3,806,682.604
0.000          0.000
Howard J. Johnson        198,029,734.835     3,841,194.466
0.000          0.000
David E. Maryatt         198,033,142.196     3,837,787.105
0.000          0.000
Jerome H. Miller         198,058,965.252     3,811,964.049
0.000          0.000
Ken Miller               198,125,019.889     3,745,909.412
0.000          0.000
John J. Murphy           197,960,517.593     3,910,411.708
0.000          0.000
Thomas T. Schlafly       198,049,348.082     3,821,581.219
0.000          0.000
Jerry A. Viscione        198,112,858.443     3,758,070.858
0.000          0.000
R. Jay Gerken, CFA       197,866,002.710     4,004,926.591
0.000          0.000
+ Board Members are elected by the shareholders of all of the series of the Trust of which each Fund is a series.


On January 12, 2007, a Special Meeting of Shareholders was held to vote on various proposals recently approved by the Board of Trustees. The following tables provide the number of votes cast for, against or withheld, as well as the number of abstentions and broker non-votes as to the following proposals: (1) Regroup and Reorganzie Fund and (2) Revise Fundamental Investment Policies.

Proposal 2: Regroup and Reorganize Fund

                                   Votes                    Broker
Nominees                 Votes For Against   Abstentions    Non-
Votes
Regroup and Reorganzie Funds       16,186,331.227 615,537.522
1,369,082.237  117,601.000


Proposal 3: Revise Fundamental Investment Policies

                                   Votes                    Broker
Nominees            Votes For      Against   Abstentions    Non-
Votes
Borrowing Money          15,900,895.520      804,281.256 1,4
65,774.210        117,601.000
Underwriting             15,755,934.409      1,096,839.816
1,318,176.761  117,601.000
Lending                  15,910,907.760      749,197.237
1,510,845.989  117,601.000
Issuing Senior Securities     15,800,890.786      830,205.540
1,539,854.660  117,601.000
Real Estate              16,058,516.209      797,290.011
1,315,144.766  117,601.000
Commodities              15,787,625.700      844,800.809
1,538,524.477  117,601.000
Concentration            16,032,362.123      799,477.020
1,339,111.843  117,601.000
Diversification               15,870,747.332      1,056,380.256
1,243,823.980  117,601.000
Non-Fundamental          15,486,834.237      1,417,536.421
1,266,580.328  117,601.000